                                                                  EXHIBIT 10.5


                                 EMPLOYMENT AGREEMENT

         THIS AGREEMENT (the "Agreement") is made and entered into as of the fifth day of August 1996, by and between Electropharmacology, Inc., a Delaware Corporation (the "Company"), and David Saloff(the "Executive").

    WHEREAS, the Company desires to retain the Executive in its employ as the Executive Vice President for Corporate Development of the Company for the period provided in this Agreement, and the Executive has agreed to continued employment with the Company in accordance with the Executives amended contractual terms and conditions set forth below;

    WHEREAS, the Company and the Executive have discussed and the Executive has accepted the new revised terms and conditions of the Executive's current employment Agreement and this Agreement supersedes any and all agreements, oral and written, between the parties hereto with respect to the subject hereof, including without limitation, the Employment Agreement dated January 1, 1993, as amended on; August 26, 1996; and

    WHEREAS, this Agreement is intended to, and shall, set forth the definitive agreement of the parties.

    NOW THEREFORE, for and in consideration of the recitals and premises, and the promises, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. EMPLOYMENT. The Company hereby employs the Executive, and the Executive hereby accepts such employment with the Company, for the term of employment set forth in Section 2 hereof, all upon the terms and conditions hereafter set forth.

         2. TERM. Employment shall be for a term commencing on the date hereof and, subject to prior termination under Section 8, Section 9, Section 10,
Section 12 and Section 13 hereof, expiring December 31, 2001. Notwithstanding the previous sentence, (commencing December 31,

2001), the term of this Agreement shall automatically be extended for one additional year upon the terms and conditions set forth herein, unless either party to this Agreement gives the other party written notice (delivered in accordance with Section 21 hereof and at least 90 days prior to December 31,
2001) of such party's intention not to further extend the term of this Agreement. For purposes of this Agreement, any reference to the "term" of this Agreement shall include the original term and any extension thereof.

         3. DUTIES OF THE EXECUTIVE. The Executive shall serve as the Executive Vice President for Corporate Development of the Company. The Executive shall perform such executive duties as an executive vice-president for corporate development would normally perform or as otherwise specified in the By-laws of the Company as in effect on the date of this Agreement, and shall perform, in addition thereto, such other reasonable duties as the CEO may request. Except as may otherwise be approved in advance by the CEO and except during vacation periods and periods of absence due to sickness, personal injury or other disability, the Executive shall devote substantially all of his normal working time and his best efforts to the performance of his duties hereunder. Notwithstanding the foregoing, nothing contained herein shall preclude the Executive from (i) serving on the boards of directors of other companies or organizations with the approval of the Board of Directors of the Company (the "Board") (not to be unreasonably withheld) or (ii) pursuing his personal, financial and legal affairs provided that such activity does not materially interfere with the performance of the Executive's obligations hereunder.

         4.   COMPENSATION.

              a) For purposes of this Agreement, the Executive's base salary shall be deemed to be $130,000 per year.

              b) Notwithstanding the provisions of Section 4(a) hereof, for the period commencing on the date of this Agreement the Executive's salary shall be deemed to be $139,000 on an annualized basis. The Executive's salary may be increased from time to time by the Board. During the term of this Agreement, Executive's salary shall be reviewed at least annually to determine whether an increase beyond the Executive's salary is warranted and appropriate.

              Except as set forth in this Section 4, such salary shall be payable at the times and in the manner consistent with the Company's general policies regarding compensation of executive employees, but in no event less frequently than bi-monthly.

              c) In addition to the salary provided by Section 4(b) hereof, the Executive shall be eligible annually to receive any incentive bonus (the "Bonus"), that the Board may grant to him based on the Company's executive compensation plan then in effect, based on the CEO's assessment of the Executive's individual performance, which decision shall be made by the Board in its sole discretion. The CEO shall give written notice to the Executive of the grant of any such Bonus and the amount thereof upon direction of the Board and Compensation Committee. Such Bonus shall be payable on the next date on which the Executive is entitled to receive a payment of his base compensation. The Board may from time to time authorize such additional compensation to the Executive, in cash, property; options or warrants as the Board may determine in its sole discretion to be appropriate.

         5.   EXECUTIVE BENEFITS.

              a) In addition to the compensation described in Section 4, the Company shall make available to the Executive and his eligible dependents such benefits which are comparable to those provided to other executive and management employees of the Company, including without limitation, any group hospitalization, health, dental care or sick leave plan, life or other insurance or death benefit plan, travel or accident insurance retirement income or pension plan, employee stock option plan or other present or future group employee benefit plan or program of the Company for which key executives are or shall become eligible, and Executive shall be eligible to receive during the period of his employment under this Agreement, and, to the extent provided in Section 11 and Section
13 hereof, during any subsequent period for which he shall be entitled to receive payment from the Company under Section 11 or Section 13 hereof, all benefits for which key executives are eligible under every such plan or program to the extent permissible under the general terms and provisions of such plans and programs and in accordance with the provisions thereof provided that, except to the extent specifically set forth in Sections 4(c), 11, 12 and 13, the Executive shall not be permitted to participate in management incentive programs or in termination pay programs. The Executive shall be eligible to participate in any such plan or program under the terms and conditions applicable to other executive and management employees and in a manner commensurate with the Executive's position and level of responsibility with the Company as compared to the position and level of responsibility of other executive and management employees of the Company as determined by the Board in its sole discretion.

              b) In addition to any life insurance coverage made available to the Executive under Section 5(a) hereof, the Company shall provide, at its sole cost and expense, to the Executive a term life-insurance contract on the Executive's life in an amount one (1) times his annual base compensation, the proceeds of which shall be payable to such beneficiary as Executive may designate.

              c) The Company shall pay to Executive an automobile allowance in the amount of$1000 per month during the term of this Agreement.

              d) The Executive shall be entitled to four (4) weeks of paid vacation per calendar year which shall be pro-rated for partial years. Executive may carry over from year to year up to 500 hours of unused vacation time. Notwithstanding anything herein to the contrary, the Executive may not take more than two (2) weeks vacation during any twelve (12) week period without the prior written permission of the Company, which shall not be unreasonably withheld.

         6. EXPENSES. The Company shall also pay or reimburse the Executive for all reasonable and necessary expenses incurred by the Executive in connection with his duties on behalf of the Company in accordance with the general policies of the Company and his employment by the Company pursuant to this Agreement.

         7. PLACE OF PERFORMANCE. In connection with his employment by the Company, unless otherwise agreed by the Executive, the Executive shall be based at the principal executive offices of the Company, except for travel reasonably required for Company business.

         8. TERMINATION. The Company may terminate Executive's employment hereunder for Cause which shall mean;

              a) The Executive's conviction by, or entry of a plea of guilty or nolo-contendere in, a court of competent and final jurisdiction for any crime involving moral turpitude or punishable by imprisonment in the jurisdiction involved (provided that if the Executive's conviction is subsequently overturned, and the Company had terminated the Executive pursuant to this
Section 8(a), such termination shall be deemed to be without Cause and the Executive shall be entitled to receive the payments and benefits set forth in
Section 11, together with interest at the then current prime rate of Citibank, Florida, from the date such payments would have been due to the Executive had such termination been without Cause until the date such payments are made to the Executive);

              b)   Executive's breach of any of the covenants contained in
Section 25 of this Agreement;

              c) Executive's commission of an act of fraud, whether prior to or subsequent to the date hereof; upon Employer;

              d) Executive's continuing repeated willful failure or refusal to perform his duties as required by this Agreement, provided, that termination of Executive's employment pursuant to this subparagraph (d) shall not constitute valid termination for cause unless Executive shall have first received written notice from the Board stating with specificity the nature of such failure or refusal and affording Executive at least fifteen (15) days to correct the act or omission complained of;

              e) Gross negligence, insubordination, material violation by Executive of any duty of loyalty to the Company or any other material misconduct on the part of Executive, provided that termination of Executive's employment pursuant to this subparagraph (e) shall not constitute valid termination for cause unless Executive shall have first received written notice from the Board stating with specificity the nature of such failure or refusal and affording Executive at least fifteen (15) days to correct the act or omission complained of;

              f) the Executive breaches this Agreement as determined by the Company after the Executive has been given written notice of such alleged breach, and not less than thirty (30) days to cure such alleged breach or such longer period as may be reasonably necessary to cure such breach provided that the Executive is diligently pursuing such cure.

         9. RESIGNATION. In the event that (i) the Company shall during the term of this Agreement (A) fail to continue the Executive as Executive Vice President of the Company, (B) reduce the Executive's annual salary below the minimum amount specified in Section 4(a) without the Executive's prior written consent, (C) violate any material term of this Agreement, provided that the Executive gives the Company written notice of such violation and the Company fails to cure such violation within 30 days or such longer period (the "Cure Period") as may be reasonably necessary to cure such violation provided that the Company is diligently pursuing such cure, then the Executive, at his sole option, may give notice to the Company at any time within ten (10) days after the expiration of the Cure Period of his election to resign and terminate this Agreement ("Permitted Resignation") effective immediately upon receipt of such notice (delivered in accordance with Section 21 hereof), or effective upon such other date (not later than ten (10) days following such notice) that the Executive may designate in such notice. (ii) The Executive is required to relocate (defined as greater than fifty [50] miles from the then present company headquarters or subsidiary location than served by the Executive) because of a, or due to a change of control hereinafter defined as;

                   A) the Company is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than fifty percent (50%) of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors ("Voting Stock") of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction;

                   B) The Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than fifty percent (50%) of the combined voting power of the ten outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer;

                   C) If; during any period of two consecutive years, (a) individuals who at the beginning of any such period constitute the Directors of the Company and (b) such other persons as are nominated or elected by a vote of the Directors of the company, collectively, cease for any reason to constitute at least a majority of the Directors of the Company; provided, however, that for purposes of this clause (v) each Director who is first elected, or first nominated for election by the Company's stockholders, by a vote of the Director's of the Company (or a committee thereof) then still in office who were Director's of the company at the beginning of any such period will be deemed to have been a Director of the company at the beginning of such period.

              Upon the closing of the event/change of control and up to one year after the change of control event, the Executive may resign and receive benefits under 11(a) limited to the Executive's base salary pursuant to Section 4(A) plus the Executive's average annual bonus granted pursuant to Section 4(c) hereof during the two year period immediately preceding the Executives resignation due to a change of control and required relocation event.

         10. DEATH. The term of this Agreement shall terminate on the death of the Executive.

         11. TERMINATION PAYMENTS AND BENEFITS. If the Executive's employment hereunder is terminated by the Executive by Permitted Resignation or by the Company other than for Cause, prior to the end of the term of this Agreement, then the Company shall be obligated to pay to the Executive certain termination payments and make available certain benefits as follows:

              a) TERMINATION PAYMENT. The Company shall pay to the Executive a lump sum in cash, payable within ten (10) business days after the effective date of such termination, equal to one times the sum of (i) the Executive's base salary pursuant to Section 4(a) PLUS (ii) the Executive's average annual bonus granted pursuant to Section 4(c) hereof during the two-year period (or such shorter period during which the Executive is employed by the Company) immediately preceding the Executive's termination, prorated for a partial year. In addition, (i) if at the time of termination the remainder of the term is greater than one (1) year, and the Executive remains unemployed one (1) year after the termination date, the Executive shall be entitled to receive his base salary pursuant to Section

4(a) from such one (1) year anniversary of the termination date until the earlier of (A) the end of the term or (B) the date on which the Executive becomes employed (subject to the limitation that the total amount paid to the Executive pursuant to this Section 11(a) shall not exceed the total amount of base salary the Executive would have received pursuant to Section 4(a) between the termination date and the end of the term) and (ii) if at the time of termination the remainder of the term is less than one (1) year, the Executive will receive one (1) times the amount otherwise provided in this
Section 11(a). Notwithstanding any provision to the contrary contained herein, the Executive shall be entitled to receive the payments provided for in the second sentence of this Section 11(a) (A) only for so long as the Executive uses all means available to him to diligently pursue new employment and (B) provided the Executive accepts any reasonable offer of employment. It shall be within the Company's sole and absolute discretion to determine whether the Executive has complied with the provisions of this Section 11(a).

              b) BENEFITS. Notwithstanding any provision to the contrary in any option agreement or other agreement or in any plan, except as provided for under Section 10 (a), (i) all of the Executive's outstanding stock options shall immediately vest and become exercisable and the Executive shall have the full term of the option to exercise any of the Executive's stock options, and (ii) all restrictions on any other equity awards relating to continued performance of services shall lapse.

              Subject to Section 15, for one year following the termination of this Agreement, the Company shall use its reasonable best efforts to maintain in full force and effect for the continued benefit of the Executive all employee welfare benefit plans and perquisite programs in which the Executive was entitled to participate immediately prior to the Executive's termination or shall arrange to make available to the Executive benefits substantially similar to those which the Executive would otherwise have been entitled to receive if his employment had not been terminated; provided, however; that (i) if the remainder of the term exceeds one (1) year, the Company shall use its reasonable best efforts to continue to provide such benefits to the Executive until the end of the term and (ii) if the remainder of the term is less than one (1) year, the obligation of the Company pursuant to this Section 11(b) shall extend for only one (1) year following the termination date. Such welfare benefits shall be provided to the Executive on the same terms and conditions (including, without limitation, employee contributions toward the premium payments) under which the Executive was entitled to participate immediately prior to his termination.

              Notwithstanding the foregoing, with respect to the Executive's continued coverage under the Company's medical and dental plan, or a successor plan, pursuant to this provision, the Executive's "qualifying event" for purposes of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") shall be his date of termination from the Company.

         12. OTHER TERMINATION. If the Company terminates this Agreement for Cause or if the Executive terminates this Agreement for any reason other than by Permitted Resignation or if the Executive dies or in the event of the Executive's Disability, then the Company and the Executive shall have no further obligation hereunder except as follows or except as provided in any available plan, program or agreement:

              a) The Company shall pay the Executive his then current minimum base salary through the effective date of such termination;

              b) If the Executive terminated this Agreement other than by Permitted Resignation, he shall receive such benefits, if any, as are afforded by the Company under its then existing policies applicable to employees who voluntarily terminate their employment; and

              c) The Executive shall have the rights set forth in Section 13 hereof in the event of termination of this Agreement upon his Disability.

         13.  DISABILITY.

              a) In the event of the Executive's Disability (as defined herein) during the term of this Agreement, the Executive's duties and obligations hereunder shall cease and the Company shall pay to the Executive in cash, for each calendar year until the Executive reaches the age of 65 and at the times at which the Executive would have received payment of his base salary, an amount equal to 60% of the sum of(i) the Executive's highest annual base salary pursuant to Section 4(a) then in effect for the period prior to the Executive's Disability. For this purpose, the Company shall maintain in full force and effect during the term of this Agreement an insurance policy with an insurance company that reasonably shall provide for the payment of such amounts to the Executive upon his Disability.

              b) "Disability" shall be defined as in the insurance policy referenced in Section 13(a) hereof.

              c) For the period during which the Executive is entitled to receive payments under this Section 13, the Company shall use its reasonable best efforts to maintain in full force and effect for the continued benefit of the Executive all employee welfare benefit plans, as provided for under the insurance policy limits, except for life insurance provided for under Section 5(b); and except for the automobile allowance set forth in Section 5(c). Such welfare benefits shall be provided to the Executive on the same terms and conditions (including employee contributions toward the premium payments) under which the Executive was entitled to participate immediately prior to his Disability.

              d) The Company shall have no obligation under this Section 13 if the Executive is not insurable under an insurance policy with a reasonably price premium, as determined by the Company in its sole absolute discretion.

         14. NO OTHER TERMINATION COMPENSATION. Except as specifically provided in Sections 11, 12 and 13 hereof, upon termination of this Agreement for any reason, the Executive shall not be entitled to any severance pay or to any other compensation or payments (by way of salary, damages or otherwise) of any nature relating to this Agreement or otherwise relating to or arising out of his employment by the Company.

         15. MITIGATION OBLIGATION. The Executive shall mitigate damages including the amount of any payment provided for pursuant to Section 13 by seeking other employment or otherwise; provided, however, that the Executive is under no obligation to mitigate any amount provided for by insurance policies under Section 13 hereof.

         16. ARBITRATION. Any dispute between the parties under this Agreement shall be submitted to arbitration and such arbitration shall be conducted in accordance with the rules of the International Chamber of Commerce ("ICC"). Each of the parties hereto shall appoint one person as an arbitrator to hear and determine any such dispute and if the two arbitrators so chosen shall be unable to agree, then the two arbitrators shall select a third impartial arbitrator whose decision shall control. All arbitrators selected shall have previously engaged in and conducted arbitration's for at least the past three (3) years in accordance with the rules of the ICC. The arbitrators shall have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions except as permitted by Section 23 hereof. The arbitrators shall permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrators. The determination of the arbitrators shall be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrators shall give written notice to the parties stating his or their determination, and shall furnish to each party a signed copy of such determination. Arbitration hereunder shall be final and binding on the parties and may not be appealed. The expenses of arbitration, including reasonable attorneys' fees, shall be borne by the losing party or as the arbitrators shall otherwise equitably determine.

         17. INDEMNIFICATION. To the maximum extent permitted under the corporate laws of the State of Delaware or, if more favorable, the By-Laws of the Company as in effect on the date of this Agreement, (a) the Executive shall be indemnified and held harmless by the Company, as provided under such corporate laws or such By-Laws, as applicable, for any and all actions taken or matters undertaken, directly or indirectly, in the performance of his duties and responsibilities under this Agreement or otherwise on behalf of the Company, and
(b) without limiting clause (a), the Company shall indemnify and hold harmless the Executive from and against (i) any claim, loss, liability, obligation, damage, cost, expense, action, suit, proceeding or cause of action (collectively, "Claims") arising from or out of or relating to the Executive's acting as an officer, director, employee or agent of the Company or any of its affiliates or in any other capacity, including, without limitation, any fiduciary capacity, in which the Executive serves at the request of the Company, and (ii) any cost or expense (including, without limitation, fees and disbursements of counsel) (collectively, "Expenses") incurred by the Executive in connection with the defense or investigation thereof. If any Claim is asserted or other matter arises with respect to which the Executive believes in good faith the Executive is entitled to indemnification as contemplated hereby, the Company shall pay the Expenses incurred by the Executive in connection with the defense or investigation of such Claim or matter (or cause such Expenses to be paid) on a monthly basis, provided that the Executive shall reimburse the Company for such amounts, plus simple interest thereon at the then current prime rate offered by Citibank, Florida as in effect from time to time, compounded annually, if the Executive shall be found, as finally judicially determined by a court of competent jurisdiction, not to have been entitled to indemnification hereunder.

         18. AGREEMENT. This Agreement supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof, including without limitation the Employment Agreement dated January 1, 1993, as amended on September 13, 1994, and contains all of the covenants and agreements between the parties with respect to such subject matter, and Executive has received legal counsel regarding the entirety of the Agreement.

         19. WITHHOLDING OF TAXES. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

         20.  SUCCESSORS AND BINDING AGREEMENT.

              a) The Company will reasonably require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive acting reasonably, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement).

              b) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

              c) The rights of the Company under this Agreement may without the consent of Executive, be assigned by the Company in its sole and unfettered discretion (a) to any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company, or
(b) to any subsidiary or affiliate of the Company (the "Company Group"), or any transferee, whether by purchase, merger or otherwise, which directly or indirectly acquires all or substantially all of the assets of the Company or any other member of the Company Group.

         21. NOTICES. For all purposes of this Agreement, all communications, including, without limitation, notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive offices and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

         22. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Florida, without giving effect to the principles of conflict of laws of such State.

         23. SEVERABILITY AND REFORMATION. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of the parties under this Agreement would not be materially and adversely affected thereby, such provision shall be fully separable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom, and, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the parties hereto request the court or any arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise illegal, invalid or unenforceable provision in accordance with this Section 23.

         24. SURVIVAL OF PROVISIONS. Notwithstanding any other provision of this Agreement, the parties' respective rights and obligations under Sections 11, 12, 13, 14, 15, 16, 17, 19 and 25 hereof, and under any other Sections that provide a party with rights (including, without limitation, rights to receive payments) that have not been fully satisfied as of such termination or expiration, will survive any termination or expiration of this Agreement or the termination of the Executive's employment for any reason whatsoever.

         25. NONDISCLOSURE: COMPETITIVE ACTIVITY. Notwithstanding any other provision to the contrary, the existing Agreement attached hereto as Exhibit A (dated August 19, 1996) shall not be superseded but shall remain in full force and effect and continue to be binding upon and inure to the benefit of the Company and the Executive.

         26. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party

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

will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Unless otherwise noted, references to "Sections" are to sections of this Agreement. The captions used in this Agreement are designed for convenient reference only and are not to be used for the purpose of interpreting any provision of this Agreement.

         27. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereof have executed this Agreement as of the day and year first above written.


                                             /s/ DAVID SALOFF
                                             ----------------------------------
                                             David Saloff





                                             ELECTROPHARMACOLOGY, INC.




                                             By:      /s/  JOSEPH MOOIBROEK
                                                   ----------------------------

                                             Name:       Joseph Mooibroek
                                                   ----------------------------

                                             Title:      Chairman and CEO
                                                   ----------------------------